Exhibit 99.1

Talkspace Acquires Wisdo Health to Expand AI-Powered Social Health and Peer Support Solutions

New York, NY – October 6, 2025 — Talkspace (NASDAQ: TALK), a leading online behavioral health care company, today announced the acquisition of Wisdo Health, a clinically-proven and AI-powered social health and peer support platform.

Social health and the presence of supportive human connections are critical components of overall health and the acquisition of Wisdo better positions Talkspace to address loneliness and isolation, conditions that affect nearly half of U.S. adults, drive significant costs, and were declared a public health crisis by the U.S. Surgeon General. The health risks are severe: loneliness is linked to higher rates of heart disease, stroke, dementia, depression, anxiety, and suicidal ideation, while also undermining engagement in mental health treatment. Addressing social health is therefore not only vital for improving outcomes but also for ensuring individuals seek and sustain care, which platforms like Wisdo enable by providing 24/7 access to trained peers, moderated communities, and group coaching. Backed by peer-reviewed research, Wisdo has demonstrated significant improvements in health outcomes, including reductions in loneliness and depression of up to 28%, alongside measurable gains in quality of life.1

“Acquiring Wisdo Health marks a significant milestone in our mission to provide comprehensive mental health care that meets people where they are,” Dr. Jon Cohen, CEO of Talkspace, said. “Wisdo’s clinically proven AI-powered peer support and communities platform perfectly complements our services, enabling us to offer personalized, stepped, care solutions that address social and mental health and improve outcomes for all users. Together, we will expand access and deepen engagement, especially for those impacted by social drivers of health.”

Wisdo’s AI-powered platform uses patented precision-matching technology, driven by machine learning of over 100 million peer interactions to date to connect members with the right peer support. Members are matched with trained peers based on shared lived experience along with 30+ moderated communities and group coaching to build social resilience and promote healthy habits, furthering Talkspace’s mission to provide comprehensive, personalized mental health care by integrating innovative peer-support solutions alongside traditional therapy. Building on Teenspace Communities, the acquisition of Wisdo expands peer community capabilities to support all demographics, while enabling deeper integration within the Talkspace ecosystem.

1 JMIR Formative Research, 2024

This ensures continuous engagement before, during, and after therapy, offers personalized peer support based on members’ unique needs, and creates opportunities for cross-referrals across levels of care, all while expanding solutions for payors and enterprises, including the largest U.S. health plans already covering both Wisdo and Talkspace.

Wisdo’s CEO Ron Goldman added “Joining forces with Talkspace allows us to bring the power of social health and peer support to millions more people. Our platform has shown that meaningful peer connections can transform lives while delivering significant value for our healthcare, life science, and government clients. Together, we will create a seamless continuum of care that ensures people receive the right support at the right time — while continuing to expand our AI roadmap, built on one of the richest proprietary datasets on loneliness and social health.”

Talkspace will focus on integration to support a more holistic approach to mental health for all populations, ensuring individuals receive the right level of care – whether peer support, group coaching, or clinical therapy. Actionable insights within Wisdo on clinical outcomes and care gaps will enable seamless referrals of members to Talkspace when appropriate.

This acquisition underscores Talkspace’s commitment to innovation and holistic mental health care, combining technology, human connection, and clinical expertise to meet the complex needs of today’s mental health landscape.

You can learn more about Wisdo by visiting Talkspace.com/wisdo

About Talkspace

Talkspace (NASDAQ: TALK) is a leading virtual behavioral healthcare provider committed to helping people lead healthier, happier lives through access to high-quality mental healthcare. At Talkspace, we believe that mental healthcare is core to overall health and should be available to everyone.

Talkspace pioneered the ability to text with a licensed therapist from anywhere and now offers a comprehensive suite of mental health services, including therapy for individuals, teens, and couples, as well as psychiatric treatment and medication management (18+). With Talkspace’s core therapy offerings, members are matched with one of thousands of licensed therapists within days and can engage in live video, audio, or chat sessions, and/or unlimited asynchronous text messaging sessions.

All care offered at Talkspace is delivered through an easy-to-use, fully-encrypted web and mobile platform that meets HIPAA, federal, and state regulatory requirements. Most Americans have access to Talkspace through their health insurance plans, employee assistance programs, our partnerships with leading healthcare companies, or as a free benefit through their employer, school, or government agency.

For more information, visit www.talkspace.com.

About Wisdo

Wisdo Health is a clinically proven, AI-powered peer support and social health platform designed to improve mental and physical health outcomes, increase engagement, and lower medical costs. Wisdo provides 24/7 support from trained peers with shared lived experience, precision-matched communities, group coaching, monthly check-ins, and seamless referrals to therapy as well as other clinical and non-clinical resources. For more information, visit www.wisdo.com.

Contacts

press@talkspace.com